EXHIBIT 10.1

FOLDERA, INC.
2952 Daimler Street
Santa Ana, California 92705

July 14, 2008

Vision Opportunity Master Fund, Ltd.
20 West 55th Street, 5th Floor
New York, New York 10019

Re:	Debenture Prepayment and Conversion Letter Agreement

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement, dated as of December 7, 2007 (the “Securities Purchase Agreement”), between Foldera, Inc. (the “Company”) and Vision Opportunity Master Fund, Ltd. (“Vision”). All capitalized terms used in this letter agreement which are not defined herein shall have the same meaning as in the Securities Purchase Agreement.

The Company, having pursued multiple alternatives in an attempt to turnaround the Company’s existing workflow software business, is engaged in certain ongoing negotiations with Vision with respect to financing the continuation of the Company’s operations. As part of such negotiations, the Company is contemplating the possible (i) sale of its capital stock (or similar convertible securities) or assets to a third party (in one or a series of transactions) or (ii) the acquisition by the Company (by way of a merger, or otherwise) of another ongoing business (in one or a series of transactions) with the result of a possible change of control and/or business direction of the Company (any such event, a “Contemplated Transaction”).

Notwithstanding the terms of any Transaction Document to the contrary, and subject to compliance by the parties with the provisions of this letter agreement, the parties hereby agree as follows:

1. Prepayment of Debenture. On the date of execution of this letter agreement by the parties (the “Effective Date”), the Company shall prepay $400,000 in principal amount of the existing Debenture, minus $20,000 in accrued and paid interest thereon. Such principal prepayment, minus interest, therefore totaling $380,000, shall be made by wire transfer of immediately available funds to an account designated by Vision.

2. Conversion of Remaining Debenture. Vision will convert the entire remaining outstanding principal amount of the Debenture, $620,000, plus accrued but unpaid interest, into shares of Common Stock of the Company (“Company Common Stock”) (in which event the redemption procedures set forth in Sections 6(a) and 6(b) of the Debenture shall apply) at a target conversion price of $0.35 per share. The Company agrees to immediately issue in the name of Vision 1,771,429 shares of Company Common Stock, with all appropriate transfer taxes paid, if any, at the expense of the Company. Upon prepayment of a portion of the Debenture pursuant to the terms of Section 1 above and conversion of the remaining portion of the Debenture pursuant to the terms of this Section 2, Vision shall mark the original Debenture as “cancelled” and “paid in full,” and shall return same to the Company.

3. Warrant Conversion. The Warrants currently held by Vision entitling Vision to acquire 8,258,378 shares of Common Stock at a target price of $0.35 per share, are hereby exchanged for 825,838 shares of Company Common Stock. The Company agrees to immediately issue in the name of Vision such 825,838 shares of Company Common Stock, with all appropriate transfer taxes paid, if any, at the expense of the Company. Vision acknowledges that the Company, after fulfilling its obligations contemplated by this Agreement, has no further obligation or commitment to issue shares of Company Common Stock to Vision.

4. Waiver of Warrant Anti-Dilution Provisions. Vision hereby waives any and all anti-dilution provisions in the Warrants (including all adjustment provisions) with respect to Company Common Stock issued. The Company hereby represents that all Warrants have been exercised or their anti-dilution provisions have been waived and that there are no rights with respect to anti-dilution under any convertible securities.

5. Termination of Security Agreement. The parties hereby agree that the Security Agreement, dated December 7, 2007, entered into with the Company is hereby terminated, rendered null, void and is of no further force and effect.

6. Termination of Lock-Up Agreements. The parties hereby agree that each of the Lock-Up Agreements entered into with the executive officers and directors of the Company in December 2007 is hereby terminated and is of no further force and effect.

7. SECP Fees. On the Effective Date, Vision shall assume, and agree to pay in full, fees and charges in the amount of $24,000 owed by the Company to SECP, an investment banking firm retained by the Company in connection with one of the Contemplated Transactions.

8. Support for Various Actions in connection with Contemplated Transaction

(a) Vision agrees to support, and vote its Company Common Stock in favor of, a proposal to amend the Company’s articles of incorporation to effect a reverse stock split of the outstanding shares of Company Common Stock at a ratio of up to 1-for-10 shares (with the exact ratio to be determined by the Company’s board of directors).

(b) Vision agrees to support, and vote its Company Common Stock in favor of, a proposal to amend the Company’s 2005 Stock Option Plan increasing the number of shares of Company Common Stock reserved for issuance thereunder to a number equal to up to 80% of the outstanding shares of Company Common Stock (with the exact number of shares to be determined by the Company’s board of directors).

(c) Vision agrees to support, and vote its Company Common Stock in favor of, a proposal to amend the Company’s articles of incorporation to change the corporate name of the Company to one that is consistent with the Company’s future business in the event of a Contemplated Transaction (with the exact name to be determined by the Company’s board of directors).

9. Lock-up Agreements. For six (6) months commencing on the Effective Date, Vision (together with all of the Company’s executive officers, directors and other affiliates) will not, directly or indirectly, publicly offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or an effective economic disposition due to cash settlement or otherwise, but other than to an affiliate of Vision) (each, a “Disposition”) any shares of Company Common Stock beneficially owned on the Effective Date (including shares of Company Common Stock acquired pursuant to this Agreement), without the prior written consent of the Company. Following the initial six (6) month period, for each 30-day period, Vision may make a Disposition of a number of shares of Company Common Stock representing the number of shares of Company Common Stock that, in each case, is equal to (or less than) the Disposition Limitation. For purposes hereof, the “Disposition Limitation” means 1/12 of the shares of Company Common Stock then owned by Vision (or, as the case may be, its executive officers, directors or other affiliates). The Disposition Limitation shall expire 18 months after the Effective Date. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act. In order to enforce this covenant, the Company shall impose irrevocable stop-transfer instructions preventing its transfer agent from effecting any actions in violation of this Section 9.

10. Representations. Each of the parties hereto represents severally and as to itself only that this letter agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this letter agreement by the other party hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability (x) may be limited by bankruptcy, insolvency or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

11. General Provisions. This letter agreement (a) constitutes the entire understanding of the parties hereto with respect to its subject matter, (b) supersedes all prior agreements and understandings between the parties with respect to its subject matter, (c) may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument, (d) shall be governed by and construed in accordance with the laws of the State of New York, and (e) shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

If the foregoing correctly sets forth our agreement, please acknowledge your acceptance of the terms of this letter agreement by signing and returning a copy of this letter agreement to the undersigned.

Very truly yours,

FOLDERA, INC.

By:	/s/Hugh Dunerley
Hugh Dunkerley
President and Chief Executive Officer

Agreed to and Accepted by:

VISION OPPORTUNITY MASTER FUND, LTD.

By: /s/Adam Benowitz
       Adam Benowitz
       Portfolio Manager